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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors and Stockholders
Duratek, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-60075) of Duratek, Inc. of our report dated February 28, 2003, relating to the consolidated balance sheets of Duratek, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Duratek, Inc.

Our report refers to adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

/s/ KPMG LLP

Baltimore, Maryland
March 27, 2003

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  Exhibit 23.1
Consent of Independent Auditors